Trovagene Presents Positive Data in Metastatic Prostate Cancer Phase 2 Trial Showing Clinical Response in Patients Resistant to Zytiga®

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72% of patients had decreases in PSA levels with the addition of onvansertib to Zytiga® following 1 cycle of treatment; 60% of patients completing 3 months of treatment and evaluable for efficacy achieved primary endpoint of disease control

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100% of AR-V7 (highly-aggressive, androgen resistant variant), positive patients had decreases in PSA after one cycle of treatment; 75% of patients evaluable for efficacy following 3 months of treatment achieved primary endpoint of disease control

SAN DIEGO (November 14, 2019) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including prostate, colorectal and leukemia, today announced new positive data from its Phase 2 trial evaluating onvansertib in combination with Zytiga® (abiraterone acetate - Johnson & Johnson)/prednisone in patients with metastatic Castration-Resistant Prostate Cancer (mCRPC). The data are being presented today at the European Multidisciplinary Congress on Urological Cancers (EMUC) in Vienna, Austria.

“The new data shared today builds upon the encouraging clinical response seen to date when onvansertib is added to treatment in patients who have developed resistance to androgen receptor signaling inhibitor (ARSi), Zytiga®,” said Dr. Mark Erlander, Chief Scientific Officer of Trovagene. “Of particular significance are the positive results we are observing in patients who harbor the highly aggressive, resistant variant of the androgen receptor (AR-V7). These patients are resistant to ARS inhibitors including Zytiga® and Xtandi® (enzalutamide - Pfizer) and their therapeutic options are not only limited, but often ineffective. We believe the addition of onvansertib has the potential to deliver transformative benefit to patients with mCRPC by extending the duration of response to treatment with ARS inhibitors.”

Data Summary

The newly reported data include efficacy and safety assessments as of the October 28, 2019 data cut-off date for 15 patients that completed 3 months of treatment and were eligible for evaluation of the primary efficacy endpoint of disease control. Response to treatment was evaluated based on a decrease or stabilization in prostate specific antigen (PSA) values (primary endpoint) and confirmed by radiographic scans.

Efficacy
Overall, across both arms (A and B), a 60% response (SD + PR) was observed in patients who were evaluable for efficacy (completed 3 months of treatment); 72% of patients had a decrease in PSA following one cycle of treatment with onvansertib; 6 patients remain on treatment for ≥4 months.

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All 5 patients who tested positive for the highly-aggressive, resistant AR-V7 variant had decreases in PSA following one cycle of treatment with onvansertib; the primary efficacy endpoint (SD + PR) was achieved in 3 out of 4 evaluable patients (completing 12 weeks of treatment).
Safety
In both arms (A and B) onvansertib in combination with abiraterone was safe and well-tolerated. The most frequent adverse events (AEs) were expected, on-target (based on mechanism of action of onvansertib) hematologic (anemia, neutropenia, thrombocytopenia and white blood cell (WBC) decrease). All hematologic AEs were easily and effectively managed and resolved by delaying or reducing the dose and/or adding growth factor support. No unexpected or off-target AEs have been reported to-date.

About the Phase 2 Trial of Onvansertib in mCRPC
The trial is a Phase 2 open-label multi-center study of onvansertib in combination with Zytiga® (abiraterone acetate)/prednisone in patients with mCRPC, showing signs of disease progression and resistance to Zytiga® demonstrated by two rising PSA values separated by at least one week, while on Zytiga®(NCT03414034). The primary efficacy endpoint is the proportion of patients achieving disease control after 12 weeks of study treatment, as defined by lack of prostate specific antigen (PSA) progression. The trial is being conducted by Beth Israel Deaconess Medical Center (BIDMC), Dana-Farber Cancer Institute (Dana-Farber), and Massachusetts General Hospital Cancer Center (MGH). David Einstein, MD, Genitourinary Oncology Program at BIDMC, is the principal investigator for the trial.
About Onvansertib
Onvansertib is a first-in-class, third-generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK1) enzyme, which is over-expressed in multiple cancers including leukemias, lymphomas and solid tumors. Onvansertib targets the PLK1 isoform only (not PLK2 or PLK3), is orally administered and has a 24-hour half-life with only mild-to-moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.
Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including irinotecan, FLT3 and HDAC inhibitors, taxanes and cytotoxins. Trovagene believes the combination of onvansertib with other compounds has the potential to improve clinical efficacy in acute myeloid leukemia (AML), metastatic castration-resistant prostate cancer (mCRPC), non-Hodgkin lymphoma (NHL), colorectal cancer and triple-negative breast cancer (TNBC), as well as other types of cancer.
Trovagene has three ongoing clinical trials of onvansertib: A Phase 2 trial of onvansertib in combination with Zytiga® (abiraterone acetate)/prednisone in patients with mCRPC who are showing signs of early progressive disease (rise in PSA but minimally symptomatic or asymptomatic) while currently receiving Zytiga® (NCT03414034); a Phase 1b/2 Study of onvansertib in combination with FOLFIRI and Avastin® for second-line treatment in patients with mCRC with a KRAS mutation (NCT03829410); and a Phase 1b/2 clinical trial of onvansertib in combination with low-dose cytarabine or decitabine in patients with relapsed or refractory AML (NCT03303339). Onvansertib has been granted orphan drug designation by the FDA in the U.S. and by the EC in the European Union for the treatment of patients with AML.
Trovagene licensed onvansertib (also known as NMS-1286937 and PCM-075) from Nerviano Medical Sciences (NMS), the largest oncology-focused research and development company in Italy, and a leader in protein kinase drug development. NMS has an excellent track record of licensing innovative drugs to pharma/biotech companies, including Array (recently acquired by Pfizer), Ignyta (acquired by Roche) and Genentech.
About Trovagene, Inc.
Trovagene is a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com